Exhibit 23.1 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Advanced BioPhotonics Inc. (A Development Stage Enterprise) on Form S-8 (File No. 333-123883) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated -April 9, 2007 with respect to our audits of the financial statements of Advanced BioPhotonics Inc. (A Development Stage Enterprise) as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from February 7, 1997 (inception) to December 31, 2006, which report is included in this Annual Report on Form 10-KSB of Advanced BioPhotonics Inc. (A Development Stage Enterprise) for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP
Melville, New York

April 11, 2007